EXHIBIT 3

CUSIP No.	45071R109	Page	19	of	33
SHARE PURCHASE AGREEMENT
Between
SWAYLANDS CORP.
(as vendor)
and
KATELIA CAPITAL GROUP LTD
(as purchaser)
Relating to
IXIA

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THIS SHARE PURCHASE AGREEMENT IS MADE ON 2nd March 2010 (“Agreement”)
BETWEEN
(1)	Swaylands Corp., a limited liability company incorporated under the laws of Bahamas with its registered office at Bayside Executive Park, Building No. 1, West Bay Street, P.O. Box N-4837, Nassau, Bahamas (hereinafter the “Vendor”); and

(2)	Katelia Capital Group Corp., a company incorporated under the laws of the British Virgin Islands and having its registered office at Trident Chambers, PO Box 146, Road Town, Tortola, British Virgin Islands (hereinafter the “Purchaser”).
Vendor and Purchaser are also hereinafter referred to collectively as the “Parties” or individually as the “Party”.
WHEREAS
A)	The Vendor owns 1’124’500 shares in the issued share capital of Ixia, a company incorporated under the laws of the state of California and having its principal office at 26601 West Agoura Road, Calabasas, California 91302 and registered on the NASDAQ Stock Market LLC (the “Company”)

B)	The Vendor has agreed to sell to the Purchaser 1’124’500 (in writing: one million one hundred and twenty four thousand five hundred) shares in the issued share capital of the Company (the “Shares”) and the Purchaser has agreed to purchase from the Vendor the Shares, upon the terms and conditions set forth in this Agreement.
NOW THEREFORE THE PARTIES HERETO HAVE AGREED AS FOLLOWS:
1.	Sale and Purchase
1.1.	Subject to the terms and conditions of this Agreement, the Vendor hereby sells to the Purchaser and the Purchaser hereby purchases from the Vendor the Shares free from all liens, charges and encumbrances and with all rights attaching to them.

1.2.	The sale and purchase of the Shares shall take effect from the Closing Date and the Purchaser shall be entitled to all dividends and distributions declared, paid or made by the Company on or after the Closing Date.

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2.	Purchase Consideration
2.1.	The purchase consideration for the Shares shall be equal to the amount of USD 9’153’430 (in writing: nine million one hundred and fifty three thousand four hundred and thirty United States Dollars) (the “Consideration”).

2.2.	The Consideration shall remain outstanding as a receivable (“Receivable”) for the time being, subject to the terms and conditions set forth in a security agreement to be concluded between Purchaser and Vendor on substantially the same terms as those of the draft security agreement attached as Schedule 1 to this Agreement (“Security Agreement”).

2.3.	As a security for the payment of the Receivable the Purchaser agrees to pledge to the Vendor, subject to the terms and conditions of the Security Agreement, 1’124’500 (in writing one million one hundred and twenty four thousand five hundred) shares in Ixia which are owned by the Purchaser at the time of the execution of this Agreement.
3.	Closing Date
3.1.	The closing of the sale and transfer of the Shares shall take place on 2nd March 2010 (the “Closing Date”).

3.2.	On the Closing Date the following actions will be performed:

a)	The Vendor shall transfer the Shares to the Purchaser and the Purchaser shall accept such transfer of the Shares from the Vendor.

b)	The Purchaser and the Vendor shall execute a security agreement on substantially the same terms as those of the Security Agreement.

c)	The Vendor shall complete and execute a document substantially similar to the stock power attached hereto as schedule 2.
4.	Filing requirements

If required, the Purchaser shall not later than five business days following the Closing Date make all filings and submissions required under the US Security Exchange Act of 1934 or such other applicable act or regulation, in connection with the transaction contemplated herein and the Purchaser shall keep the Vendor informed about such filings and submissions. The Vendor agrees, upon request of the Purchaser, to cooperate with the Purchaser in order to enable the Purchaser to comply with its undertaking set forth in this Article 4.

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5.	Representations and Warranties of the Vendor and the Purchaser.
5.1.	The Vendor hereby represents and warrants to the Purchaser that it has full power and authority to enter into and perform this Agreement and each and every obligation of the Vendor hereunder is a valid and binding obligation on the Vendor in accordance with the terms of this Agreement.

5.2.	The Vendor hereby represents and warrants to the Purchaser that there is no pledge, right of usufruct, lien or any other encumbrance on, over or affecting the Shares and there is no Agreement or arrangement to give or create such encumbrance.

5.3.	The Purchaser hereby represents and warrants to the Vendor that it has the full power and authority to enter into and perform this Agreement and each and every obligation of the Purchaser hereunder is a valid and binding obligation on the Purchaser in accordance with the terms of this Agreement.

5.4.	The Purchaser and the Vendor do not make any other representations or warranties (neither express nor tacit or by implication) other than those expressly made in Article 5 of this Agreement.
6.	Governing law and jurisdiction
6.1.	This Agreement shall be governed and construed in accordance with the laws of Switzerland, without respect to its conflict of law provisions.

6.2.	Any dispute, controversy or claim arising out of or in relation to this contract, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The seat of the arbitration shall be in Geneva, Switzerland.
7.	Miscellaneous
7.1.	Interpretation. In this Agreement unless the content requires otherwise:
8.1.1.	Words denoting the singular include the plural and vice versa; and

8.1.2.	Words denoting any one gender includes all genders; and

8.1.3.	Clause headings are for reference only and do not influence the construction of any provision.
7.2.	Expenses. Each Party shall pay the costs and expenses incurred by and in connection to the entering into and completion of this Agreement.

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7.3.	Waiver of termination rights. The Parties to this Agreement waive their respective right to have this Agreement set aside or rescinded after the Closing Date.

7.4.	Severability. If part of this Agreement is or becomes invalid or non binding, the Parties shall be bound to the remaining part. The Parties shall replace the invalid or non binding part by provisions that are valid and binding and the legal effect of which, given the content and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non binding part.

7.5.	Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute but one original.

7.6.	Entire Agreement. This Agreement constitutes the entire Agreement between the Parties in relation to the subject matter and supersedes any prior agreement or understanding relating to the same subject matter among or between them.

7.7.	Assignment. The Vendor has the right to assign the Receivable, in whole or in part to any third party, without the written consent of the Purchaser. The Vendor shall provide the Purchaser written notice of such assignment.

7.8.	No third party rights. This Agreement contains no stipulation for the benefit of a third party which could be invoked by a third party against a Party to this Agreement.

7.9.	Amendment. This Agreement may only be amended or supplemented in writing by both Parties.
IN WITNESS WHEREOF the Parties have executed this Agreement in three originals as of 2nd March 2010

Signed for and on behalf of SWAYLANDS CORP	) )
/s/ Katrina Montgomery
	Name:	Nomnass Investments Corp.
	Title:	Director

/s/ Shawn A. Forbes
	Name:	Nassnom Investments Corp.
	Title:	Director

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Signed for and on behalf of KATELIA CAPITAL GROUP LTD	) )

/s/ James Parker
	Name:	James Parker
	Title:	Authorized Signatory

/s/ Phil Lenz
	Name:	Phil Lenz
	Title:	Authorized Signatory

Schedule 1:	Security Agreement
Schedule 2:	Form of Stock Power

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SCHEDULE 1
SECURITY AGREEMENT

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SECURITY AGREEMENT
between
SWAYLANDS Corp.
(as Lender or Pledgee)
and
KATELIA CAPITAL GROUP Ltd
(as Borrower or Pledgor)

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THIS SECURITY AGREEMENT is made on the 2nd March 2010 (the “Agreement”)
BETWEEN
SWAYLANDS CORP, a limited liability company incorporated under the laws of Bahamas with its registered office at Bayside Executive Park, Building No. 1, West Bay Street, P.O. Box N-4837, Nassau, Bahamas (hereinafter called the “Lender” or the “Pledgee”) of the one part;
AND
KATELIA CAPITAL GROUP LTD., a company incorporated under the laws of the British Virgin Islands and having its registered office at Trident Chambers, PO Box 146, Road Town, Tortola, British Virgin Islands (hereinafter called the “Borrower” or the “Pledgor”) of the other part.
WHEREAS
(A)	A Share Purchase Agreement is entered into on 2nd March 2010 between the Lender and the Borrower for the transfer of 1’124’500 shares (“Shares”) in the capital of Ixia, a company incorporated under the laws of the state of California and having its principal office at 26601 West Agoura Road, Calabasas, California 91302 and registered on the NASDAQ Stock Market LLC (the “Company”);
(B)	The purchase price due and payable for the Shares amounts to USD 9’153’430 (in writing: nine million one hundred and fifty three thousand four hundred and thirty United States Dollars) (the “Consideration”). The Consideration shall remain outstanding as a receivable from the Borrower under the terms and conditions of this Agreement;
(C)	As a security for the Pledgor’s payment and performance in full when due, the Pledgor has agreed to grant the Pledgee a security under the terms and conditions of this Agreement.

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NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	Loan
1.1	The Lender agrees that the Consideration remains outstanding as a loan.

1.2	The Borrower acknowledges and confirms that the Consideration is due and payable to the Lender on the terms and conditions herein contained.
2.	Repayment
2.1	The Borrower covenants to repay the Consideration on or before 31 December 2022.

2.2	Notwithstanding clause 2.1 above, the Borrower may, upon giving five business days prior notice to the Lender, repay, without penalty, all or part of the Consideration in advance of the repayment date specified in clause 2.1 above.

2.3	Any repayment of the whole or part of the Consideration shall be made to the Lender at the address given above or such other address as the Lender may specify prior to such repayment.

2.4	The loan granted by the Lender to the Borrower herein, is a full recourse loan. In the event of any default of the Borrower hereunder, the Lender shall be entitled, in addition to his rights set forth in Section 4.7 below, at its option and its sole discretion (i) declare the loan terminated with immediate effect; (ii) declare the loan together with interest and other amounts owed under this Agreement to be due and payable, whereupon it shall become immediately due and payable in full by the Borrower; and (iii) exercise any other rights available to the Lender under the applicable law to ensure the repayment by the Borrower of the loan together with interest and any other amounts owed under this Agreement.
3.	Interest
3.1	The Borrower further covenants to pay interest (payable on the repayment date or on the date of partial repayment as the case may be) on the outstanding Consideration until repayment in full.

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3.2	There shall be annual interest periods, the first one starting on 1 January 2010 and the last one ending on 31 December 2022, provided that upon early final repayment pursuant to clause 2.2 above the last interest period shall end on such final repayment date.

3.3	The rate of interest shall be equal to 1% over Euribor per annum. Interest is calculated per annum based on the actual number of days lapsed assuming an interest year of 360 days.
4.	Security
4.1	The security granted hereunder by the Pledgor to and for the benefit of the Pledgee shall serve as a security for the performance of all payment obligations of the Pledgor under and in connection with the Consideration including without limitation the payment of principals, and related interest (“Secured Obligations”).

4.2	As a security for the Secured Obligations the Pledgor herewith pledges to the Pledgee 1’124’500 shares in the Company represented by a share certificate (the “Pledged Shares”) together with any future proceeds thereof (“Pledge”).

4.3	For the purpose of giving effect to the Pledge, the Pledgor herewith agrees to transfer to the Pledgee a share certificate which represents the Pledged Shares.

4.4	The Pledge in the Pledged Shares extends to all ancillary rights and claims pertaining to the Pledged Shares, including the present and future right to receive:

(i)	dividends payable in relation to Pledged Shares, if any;

(ii)	the right to subscribe newly issued shares.

4.5	The Pledgee shall hold the Pledged Shares as a security only and agrees not to transfer, deal with, assign or otherwise dispose of the Pledged Shares or any part or parts thereof or to sub-pledge the Pledged Shares or to create, or to agree to create any other security interest in or over the Pledged Shares, save as provided for in this Agreement.

4.6	The voting rights pertaining to the Pledged Shares remain with the Pledgor. Upon the payment in full of all monies due hereunder and under all Secured Obligations, this Agreement shall be terminated.

4.7	In the event of a default of the Pledgor hereunder, the Pledgee shall be entitled to exercise all of its rights as a secured party under the applicable law, including disposing of the Pledged Shares either by a private sale or a private auction or by initiating enforcement proceedings.

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4.8	The proceeds arising out of a private sale or auction or being achieved in the course of enforcement proceedings shall, as of and when received, firstly be applied to cover all claims of Pledgee vis-à-vis the Pledgor hereunder, secondly to cover all claims under or in connection with all Secured Obligations, thirdly and in as much as the proceeds should exceed all of the aforesaid claims, be paid to the Pledgor.

4.9	Upon the payment in full of all moneys due hereunder and under all Secured Obligations, this Agreement shall be terminated and the Pledgee shall re-transfer any share certificate, representing the Pledged Shares to the Pledgor.

4.10	The Pledgor agrees to execute such documents and to take such actions as the Pledgee may reasonably request to further evidence the Pledge.
5.	Warranty
5.1	The Pledgor hereby represents and warrants to the Lender that it has the full power and authority to enter into and perform this Agreement and each and every obligation of the Borrower hereunder is a valid and binding obligation on the Borrower, enforceable in accordance with this Agreement.

5.2	The Borrower and the Lender do not make any other representations or warranties (neither express nor tacit or by implication) other than those expressly made in Article 5 of this Agreement.
6.	Waiver
No failure or delay by the Lender in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any right or remedy.
7.	Severability
The invalidity, unenforceability or illegality for any reason of any part of this Agreement shall not prejudice or affect the validity, enforceability or legality of the remainder and such invalid, unenforceable or illegal part shall be severed from the remainder of this Agreement which shall be of full force and effect.
8.	Entire Agreement
This Agreement embodies the entire understanding of the parties and there are no promises, terms, conditions or obligations, oral or written, express or implied, other than those contained herein.

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9.	Counterparts
This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing in counterpart.
10.	Expenses
Each party shall bear its own expenses incurred in connection with negotiations of this Agreement including without limitation, costs related to the fees for financial and legal advisers.
11.	Amendments
Any amendments of any provisions of this Agreement shall only be effective if made in writing and signed by all parties.
12.	Assignment
12.1	Lender may at any time assign and transfer to any third party all or part of its right, title and benefit under this Agreement, subject to prior written notice to the Borrower.

12.2	The Borrower may not assign or transfer any of its right, benefit and/or obligations under this Agreement without the prior written consent of the Lender, its successor or assigns.
13.	Jurisdiction / Applicable Law
13.1	This Agreement shall be governed by and construed in accordance with the laws of Switzerland.

13.2	Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The seat of the arbitration shall be in Geneva, Switzerland.
IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first hereinbefore written.

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Signed for and on behalf of SWAYLANDS CORP	) )
/s/ Katrina Montgomery
	Name:	Nomnass Investments Corp.
	Title:	Director

/s/ Shawn A. Forbes
	Name:	Nassnom Investments Corp.
	Title:	Director

Signed for and on behalf of KATELIA CAPITAL GROUP LTD	) )

/s/ James Parker
	Name:	James Parker
	Title:	Authorized Signatory

/s/ Phil Lenz
	Name:	Phil Lenz
	Title:	Authorized Signatory

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SCHEDULE 2
FORM OF STOCK POWER
STOCK POWER
For value received, the undersigned does hereby sell, assign and transfer unto Katelia Capital Group Limited a company incorporated under the laws of the British Virgin Islands 1’124’500 shares of the Common Stock of Ixia (the “Company”) represented by Certificate No(s).                                         , or any replacement certificate or certificates thereof, standing in the name of the undersigned on the books of the Company.
The undersigned does hereby irrevocably constitute and appoint Computershare Trust Company, N.A. attorney to transfer the said stock on the books of the Company, with full power of substitution in the premises.

Dated:	Swaylands Corp.

By:

Print Name:

	Title:	Director

By:

Print Name:

	Title:	Director
Signatures Medallion Guaranteed: